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                                                                    Exhibit 61


FOR IMMEDIATE RELEASE

                     QUICKTURN MAILS LETTER TO STOCKHOLDERS

         BOARD URGES STOCKHOLDERS TO REJECT MENTOR'S DESPERATE ATTEMPT
                     TO REPLACE BOARD AND TAKE OVER COMPANY

SAN JOSE, Calif., December 24, 1998 - Quickturn Design Systems, Inc. (Nasdaq:
QKTN) announced today that it will soon mail to stockholders additional proxy materials and a letter from Keith R. Lobo, president and chief executive officer of Quickturn, on behalf of the Quickturn Board of Directors. Quickturn noted that even in light of its previously announced merger agreement with Cadence Design Systems, Inc. (NYSE: CAD), Mentor Graphics Corporation (Nasdaq: MENT) persists in its proxy solicitation to replace the Quickturn Board with its own handpicked slate of director nominees. The Quickturn Board strongly recommends that stockholders vote AGAINST Mentor's desperate attempt to take over Quickturn and its Board by sending in Quickturn's BLUE proxy card. The complete text of the letter follows:

"December 24, 1998

Dear Fellow Quickturn Stockholder:

         QUICKTURN ENTERS INTO DEFINITIVE MERGER AGREEMENT WITH CADENCE

On December 8, 1998, the Board of Directors of Quickturn Design Systems, Inc. unanimously approved a definitive merger agreement with Cadence Design Systems, Inc., a world leader in electronic design software and services. Under the Cadence-Quickturn merger agreement, Quickturn will merge with a wholly owned subsidiary of Cadence in a tax-free stock-for-stock transaction, and Quickturn stockholders will receive $14 worth of Cadence common stock for each outstanding share of Quickturn they currently own.

The combination with Cadence will enable Quickturn stockholders to enjoy the benefits of Cadence's proven business strategy, strong balance sheet and excellent track record in acquiring and integrating companies. WE BELIEVE THAT OUR STRATEGIC MERGER WITH CADENCE IS IN THE BEST INTERESTS OF QUICKTURN AND ITS STOCKHOLDERS.

             NEVERTHELESS, MENTOR PERSISTS IN ITS DESPERATE ATTEMPT
                     TO TAKE OVER QUICKTURN AND YOUR BOARD

Despite Quickturn's strategic merger with Cadence, Mentor persists in soliciting your vote to replace the Quickturn Board with its own handpicked slate of director nominees. If Mentor's nominees are elected to Quickturn's Board, their stated primary purpose will be to facilitate Mentor's takeover of Quickturn at $12.125, an offer your Board determined was inadequate and not in the best interests of the Company and its stockholders. The Special Meeting of Quickturn Stockholders that was sought by Mentor Graphics is still scheduled for January 8, 1999.
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YOUR BOARD OF DIRECTORS CONTINUES TO STRONGLY RECOMMEND THAT YOU VOTE AGAINST
MENTOR'S PROPOSALS ON THE ENCLOSED BLUE PROXY CARD. By doing so, you are sending a strong message to your Board -- and to Mentor -- that you prefer a combination of Cadence and Quickturn. If you have previously supported Mentor by sending in a Gold-striped proxy card, you can still change your vote by signing, dating and mailing Quickturn's BLUE proxy card today. ONLY THE LATEST SIGNED AND DATED PROXY CARD IS COUNTED.

          REJECT MENTOR'S DESPERATE ATTEMPT TO TAKE OVER YOUR COMPANY

         VOTE AGAINST MENTOR'S PROPOSALS ON THE BLUE PROXY CARD TODAY.
              -------                           ----

Your Board has been working hard on your behalf. Voting the BLUE proxy card will enable the Board to continue to ensure that your best interests -- not Mentor's -- are served.

Enclosed are Quickturn's proxy statement, dated September 21, 1998, and an amendment to that proxy, dated December 24, 1998. If you have any questions, or need assistance in voting your shares, please call our proxy solicitor, Morrow & Co. Inc., toll-free, at 1-800-662-5200.

                         On Behalf of the Board of Directors,

                         Keith R. Lobo
                         Chief Executive Officer and President"



Quickturn Design Systems, Inc. is the leading provider of verification products and time-to-market engineering (TtME(TM)) services for the design of complex ICs and electronic systems. The company's products are used worldwide by developers of high-performance computing, multimedia, graphics and communications systems. Quickturn is headquartered at 55 W. Trimble Road, San Jose, CA 95131-1013;
Telephone: 408/914-6000. For more information, visit the Quickturn Web site at www.quickturn.com or send e-mail to info@quickturn.com.

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